Exhibit 99.27(l)

Consent of Independent Auditor

We consent to the references to our firm under the caption Independent Auditors in the Statement of Additional Information, dated September 15, 2025, and included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4), File No. 333-283346 of Aspida Life Insurance Company (the “Registration Statement”).

We also consent to the use of our report dated May 22, 2025, with respect to the statutory-basis financial statements of Aspida Life Insurance Company, for the year ended December 31, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

August 29, 2025